Exhibit 10.4(b)

AMENDMENT AGREEMENT

This Amendment Agreement (the “Amendment”), dated as of December 17, 2004, is made by and between Medivation, Inc., a Delaware corporation (“Medivation”), and Dara BioSciences, Inc., a Delaware corporation (“Dara”).

A. Dara and Medivation have entered into the following documents, each dated as of October 10, 2003: a Convertible Note and Warrant Purchase Agreement (the “First Purchase Agreement”); a Convertible Promissory Note (the “First Note”); and a Warrant (the “First Warrant”). The First Purchase Agreement, the First Note, and the First Warrant are collectively referred to herein as the “First Loan Documents.”

B. Pursuant to the First Loan Documents, Dara extended to Medivation a loan in the principal amount of One Million Dollars ($1,000,000) (the “First Loan”).

C. Dara and Medivation have entered into the following documents, each dated as of April 1, 2004: a Convertible Note and Warrant Purchase Agreement (the “Second Purchase Agreement”); a Convertible Promissory Note (the “Second Note”); and a Warrant (the “Second Warrant”). The Second Purchase Agreement, the Second Note, and the Second Warrant are collectively referred to herein as the “Second Loan Documents.”

D. Pursuant to the Second Loan Documents, Dara extended to Medivation a loan in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Second Loan”).

E. Medivation presently intends to enter into a reverse merger (the “Merger”) with Orion Acquisition Corp II, a Delaware corporation (“Orion”), on the terms and subject to the conditions specified in the Confidential Private Placement Memorandum dated November 30, 2004 (the “PPM”), a copy of which has been provided to Dara. As a result of the Merger, Medivation will become a wholly-owned subsidiary of Orion.

F. Immediately following completion of the Merger, Orion will issue shares of its Common Stock (the “Orion Common Stock”) to investors in a private placement financing (the “Offering”), and will agree with such investors to register the shares sold in the Offering with the Securities and Exchange Commission for reoffer and resale, all on the terms and subject to the conditions specified in the PPM.

G. The Merger and the Offering shall sometimes be referred to collectively herein as the “Transaction.”

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H. Medivation and Dara mutually desire to enter into this Amendment to amend the terms of certain of the First Financing Documents and Second Financing Documents, and to reflect their mutual agreement on the disposition of the First Loan and the Second Loan in the Transaction.

I. All of the agreements in this Amendment are subject to, and will take effect only upon the consummation of, the Transaction.

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, Dara and Medivation hereby agree as follows:

1.	First Loan.

(a) The aggregate principal balance, plus accrued but unpaid interest, on the First Loan shall be converted in the Offering into shares of Orion Common Stock at a conversion price per share equal to the per share price paid by new investors in the Offering (the “Offering Price”). As described in the PPM, the Offering Price is presently anticipated to be One Dollar Fifty Five Cents ($1.55) per share.

(b) Upon closing of the Transaction, the First Warrant shall become exerciseable, automatically and without further action on the part of either Dara or Medivation, to purchase shares of Orion Common Stock at the Offering Price per share. For purposes of the termination provisions of the First Warrant, the Transaction will be deemed not to constitute a “Change of Control” of Medivation, with the consequence that the First Warrant will remain exercisable following completion of the Transaction in accordance with its terms, except for the change in underlying security and purchase price specified in this Section 1(b).

2.	Second Loan.

(a) The aggregate principal balance, plus accrued but unpaid interest, on the Second Loan, shall be repaid by Medivation from proceeds of the Offering.

(b) Upon closing of the Transaction, the Second Warrant shall become exerciseable, automatically and without further action on the part of either Dara or Medivation, to purchase shares of Orion Common Stock at the Offering Price per share. For purposes of the termination provisions of the Second Warrant, the Transaction will be deemed not to constitute a “Change of Control” of Medivation, with the consequence that the Second Warrant will remain exercisable following completion of the Transaction in accordance with its terms, except for the change in underlying security and purchase price specified in this Section 2(b).

3. Amendment. This Amendment shall be deemed to amend each provision of the First Loan Documents and the Second Loan Documents necessary in order to reflect the agreements of the parties set forth herein. Accept as so amended, the First Loan Documents and the Second Loan Documents shall remain in full force and effect in accordance with their terms.

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4. Effectiveness. The agreements of the parties set forth in this Amendment shall take effect automatically, without further action by either party, upon the closing of the Transaction. Should the Transaction not close, the agreements set forth in this Amendment shall be null, void and of no effect on either party or any of the First Loan Documents or the Second Loan Documents.

5. Miscellaneous. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law. This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly cancelled. Any term of this Amendment may be amended or waived only with the written consent of both parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first noted above.

MEDIVATION, INC.	DARA BIOSCIENCES, INC.

By:	By:

Name:	Name:

Title:	Title:

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